Exhibit 99.I-1(a)(vii)

No. 9336 of 2007: IN THE HIGH COURT OF JUSTICE OF ENGLAND AND WALES CHANCERY DIVISION, COMPANIES COURT.  IN THE MATTER OF BBI HOLDINGS PLC AND IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that a Claim Form was on 12/11/07 issued at Her Majesty’s High Court of Justice of England and Wales for the sanction of a scheme of arrangement as between the Company and the holders of its Scheme Shares (as defined in the Scheme of Arrangement) and the confirmation of the reduction of capital contained in the Scheme of Arrangement on terms that the reserve arising on the reduction of capital will be applied in full in paying up new shares under the Scheme of Arrangement.

AND NOTICE IS FURTHER GIVEN that the said Claim Form is directed to be heard before a Judge of the Chancery Division at the Royal Courts of Justice, Strand, London, England WC2A 2LL on Friday, 2/8/2008

ANY Creditor or Shareholder of the said Company desiring to oppose the making of an Order for the sanction of the scheme of arrangement and confirmation of the reduction of share capital should appear at the time of hearing in person or by Counsel for that purpose. A copy of the said Claim Form will be furnished by any such person requiring the same by the undermentioned Solicitors on payment of the regulated charge for the same.

Dated 1/24/2008

Berry Smith LLP, Haywood House, Dumfries Place, Cardiff, Wales CF10 3GA, Solicitors to the Company

NOTICE TO US SHAREHOLDERS

For US securities law purposes, the exchange offer will be made for the securities of a foreign company by means of a scheme of arrangement under Section 425 of the United Kingdom Companies Act 1985. The offer is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements relating to BBI included or incorporated in the documents mailed to BBI shareholders with respect to the scheme of arrangement have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under United States federal securities laws, since BBI is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue BBI or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel BBI and its affiliates to subject themselves to a U.S. court’s judgment. Inverness may purchase securities otherwise than pursuant to the scheme of arrangement, such as in open market or privately negotiated purchases. BBI circulated an informational document to its shareholders in connection with its solicitation of proxies in connection with the scheme of arrangement. The informational document contains important information about BBI, Inverness, the scheme of arrangement and related matters. BBI shareholders are urged to read the informational document carefully.